EXHIBIT 10.1

Exhibit A.

Executive Employment Agreement

Agreement made as of January 11, 2017 (the “Effective Date”), by and among James A. Bento (“Employee”) and Peer to Peer Network, aka MobiCard, Inc., 85 Constitution Lane, Suite #300-B2, Danvers, MA 01923 (the “Company”).

PREAMBLE

The Board of Directors of the Company recognizes Employee’s potential contribution to the growth and success of the Company and desires to assure the Company of Employee’s employment in an executive capacity as Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1. Definitions

“Board” shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as same shall be constituted from time to time.

“Cause” for termination shall mean (i) Employee’s final conviction of a felony involving a crime of moral turpitude, (ii) acts of Employee which, in the judgment of the Board, constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement, or (iii) gross misconduct, including but not limited to the willful failure of Employee either to (a) obey lawful written instruction of the Board after thirty (30) days notice in writing of Employee’s failure to do so and the Board’s intention to terminate Employee if such failure is not corrected, or (b) correct any conduct of Employee which constitutes a material breach of this Agreement after thirty (30) days notice in writing of Employee’s failure to do so and the Board’s intention to terminate Employee if such failure is not corrected.

“Chairman” shall mean the individual designated by the Board from time to time as its Chairman.

“Chief Executive Officer” shall mean the individual responsible for the Company’s business as a whole, reporting to the Board.

“Employee” shall mean James A. Bento and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

“Good Reason” shall mean (i) a material diminution during the term of this Agreement in the Employee's duties or responsibilities as set forth in Section 2 hereof, (ii) a decrease in Employee’s Base Compensation set forth in Section 3.01 hereof, (iii) a material breach by the Company of any of the terms of this Agreement, including the compensation and benefits provisions set forth in Section 3 hereof; or (iv) the relocation of Employee's principal place of business beyond 25 miles from its current location without Employee’s written consent.

“Articles of Incorporation” shall have the meaning set forth in Section 5.07.

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“Person” shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as “persons” in §§ 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”).

“Term” or “term” shall have the meaning set forth in Section 2.09.

“Territory” shall mean any state of the United States and any equivalent section or area of any country in which the Company has revenue-producing customers or activities.

2. Position, Responsibilities, and Term of Employment.

2.01 Position. Employee shall serve as Chief Executive Officer and in such additional management position(s) as the Board shall designate. In this capacity Employee shall, subject to the Articles of Incorporation, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the positions of Chief Executive Officer in accordance with the standards of the industry.

2.02 Best Efforts Covenant. Employee shall devote his full business time and attention (except for vacation periods consistent with past practice and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries.

2.03 Exclusivity Covenant. During the Agreement’s term, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Employee from owning equity interests of or any competitor of the Company so long as such interests (i) do not constitute more than 1% of the outstanding equity of such competitor, and (ii) are regularly traded on a recognized exchange or listed for trading in the over-the-counter market.

2.04 Confidential Information. Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

2.05 Non-solicitation. Except with the prior written consent of the Board, for a period of one year subsequent to Employee’s voluntary withdrawal from employment with the Company other than with Good Reason or the Company’s termination of Employee’s employment without Cause, Employee shall not solicit customers, clients, or employees of the Company or any of its subsidiaries except for those brought to the Company based upon a relationship Employee had prior to Employee’s employment with the Company. Employee will not directly or indirectly request, knowingly induce or advise any customers of the Company with whom Employee had contact during the term of this Agreement to withdraw, curtail or cancel their business with the Company. Employee will not knowingly induce or attempt to induce any employee of the Company to terminate his/her employment with the Company. Notwithstanding the foregoing, nothing herein shall prevent Employee from (i) providing a letter of recommendation to an employee with respect to a future employment opportunity, (ii) placing advertisements in newspapers or other media of general circulation advertising employment opportunities, and (iii) hiring persons who respond to such advertisements, provided that they were not otherwise solicited by Employee in violation of this section.

2.06 Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

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2.07 Hired to Invent. Employee agrees that every improvement, invention, process, apparatus, method, design, and any other creation that Employee may invent, discover, conceive, or originate by himself or in conjunction with any other Person during the term of Employee’s employment under this Agreement shall be the exclusive property of the Company and to promptly disclose any of the foregoing to the Company. Employee also agrees to disclose to the Company every patent application, notice of copyright, or other action taken by Employee or any affiliate or assignee to protect intellectual property that relates to the business of the Company or any of its affiliates during the 12 months following Employee’s termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this Section 2.07 or any other provision of this Agreement. Employee shall take all such action as the Company may reasonably request to perfect and protect its rights in any such intellectual property.

2.08 Equitable Relief. Employee acknowledges that his services to the Company are of a unique character which gives them a special value to the Company. Employee further recognizes that violations by Employee of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Employee agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 4 of this Agreement, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Employee of the provisions of this Agreement.

2.09 Term. The term of this Agreement and Employee’s employment hereunder shall commence on the Effective Date and shall continue for six months, unless mutually agreed. This Agreement shall continue thereafter after mutual negotiations on salary and stock.

2.10 Statement of Work. The attached Schedule A shall represent the Statement of Work and Milestones to be accomplished as requested by the Board of Director. These shall be the highest priority to be accomplished in the most expeditious time.

3. Compensation.

3.01 Compensation. For the services to be rendered hereunder Employee will be paid per Schedule B “Compensation and Stock” a six month compensation ("Base Compensation") of $6,750 per month based on CEO’s, payable in bi-weekly periodic installments on the 11th and 26th of each month in accordance with the Company's usual practice for similarly situated employees of the Company and not to be subject to withholding as required by State and Federal law. Hours shall be between 1 and 2 days a week and may be remote.

3.02 Stock Compensation. In addition to cash compensation, per Schedule B, the Company shall compensate the Employee in stock of the Company upon the completion of six (6) month employment term 7/10/17.

3.03 Incentive Compensation. In addition to Base Compensation, per Schedule B, Employee shall be entitled to receive payments under the Company’s incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Company to be appropriate for similarly situated employees of the Company.

3.04 Participating in Benefits. Employee shall be entitled to all benefits for as long as such benefits may remain in effect and/or any substitute or additional benefits made available in the future to similarly situated employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such benefits adopted by the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in Sections 3.01 and 3.02.

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4. Termination.

4.01 Termination by Company for Other than Cause or by Employee for Good Reason. If during the term of this Agreement the Company terminates the employment of Employee and such termination is not for Cause, or if during the term of this Agreement the Employee terminates his employment for Good Reason, then, subject to the provisions of Sections 2.04 through 2.09, the Company shall (i) continue to pay to Employee an amount equal to Employee’s Base Compensation as in effect upon termination for the six (6) month period following termination of employment (the “Severance Period”).

4.02 Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause. Effective as of the date that the employment of Employee terminates by reason of Cause, this Agreement, except for Sections 2.04 through 2.08, shall terminate and no further payments of the Compensation described in Sections 3.01 and 3.02 (except for such remaining payments of Base Compensation under Section 3.01 relating to periods during which Employee was employed by the Company, Benefits which are required by applicable law to be continued, and reimbursement of prior expenses) shall be made.

5. Miscellaneous.

5.01 Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a reorganization, merger or consolidation and any assignee of all or substantially all of the Company’s business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee.

5.02 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Massachusetts.

5.03 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.04 Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

5.05 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

5.06 Binding Effect. Subject to the provisions of Section 5.01 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

5.07 Articles of Incorporation. This Agreement is subject to the provisions of the Articles of Incorporation. In the event of any conflict, the terms of the Articles of Incorporation shall control; and defined terms not defined herein shall have the meaning set forth in the Articles of Incorporation.

5.08 Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

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PERR TO PEER NETWORK aka MobiCard Inc.

By: e/s: Christopher Esposito

Name: Christopher Esposito
Title: CEO, Director & Co-Founder

EXECUTIVE

/s/ James A. Bento
James A. Bento

19 Valley View Lane
Canton, Connecticut 06019

Schedule A	Date:	01/11/2017

Statement of Work	[Original]

Attachment to Executive Employment Agreement:

Assignment:

Chief Executive Officer, including but not limited to support of efforts to establish appropriate process, policies and controls consistent with sound business process and financial management practices. Any Developments made during the course of this assignment shall be the property of Client.

Milestones:

Completion of three assigned tasks from the Board of Directors:

1.)	Participate in funding requirements for growth
2.)	Contact and negotiate with all Vendors, former employees and or contractors necessary terms to continue main business
3.)	License of product with third parties
4.)	CEO will actively participate in the FINRA process to complete various corporate actions such as 1-400 reverse stock split, name and symbol change
5.)	CEO will work with accountant to bring the Company current in its financial reporting and will effectuate necessary public Company filings with OTC Markets
6.)	CEO will complete capital re-structure that includes the conversion of Code2action Inc.’s Convertible Note on a 1 share for 1 share basis to approximately 82,500,000 shares of common stock in Peer to Peer Network which will represent 90% ownership in Peer to Peer Network aka MobiCard Inc.
7.)	CEO agrees employ former CEO, Christopher Esposito to a long term employment agreement to remain as head of business development. Employment agreements will be executed simultaneously by both parties

Deadlines:	After initial term of six (6) months ended July 10, 2017 for the period to have started or completed milestones above.

Other:	Chief Executive Officer shall be named as a signatory on all Company bank accounts.

Acknowledged and Agreed:

/s/ James A. Bento	e/s:Christopher Esposito
James A. Bento	Christopher Esposito, CEO & Director

Schedule B	Date:	01/11/2017

Compensation and Stock	[Original]

Attachment to Executive Employment Agreement:

Tier 1:

Compensation:	Beginning

01/11/2017:

Salary:                 $6,750 per month (1).

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Expenses:	re-imbursement of all company related, plus $.54 per mile of car travel.

Stock:	One million (1,000,000) Common Shares OR 1.25% of the issued and outstanding fully diluted common stock as of 7/10/2017, whichever is greater.

Notes:	(1) paid gross to Business Performance Management, Inc. with no payroll taxes or benefits.

Acknowledged and Agreed:

/s/ James A. Bento	e/s:Christopher Esposito _____
James A. Bento	Christopher Esposito, CEO & Director

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